Exhibit 99.1

Investor Relations and Media Inquiries

Andy Murphy

SparkSource, Inc.

1-781-274-6061

amurphy@sparksource.com

DATASTREAM PROVIDES PRELIMINARY FINANCIAL RESULTS AND NASDAQ DELISTING NOTIFICATION

GREENVILLE, S.C. – July 7, 2005 – Datastream Systems, Inc. (Nasdaq: DSTME) released today preliminary financial results for the second quarter of 2005. Based on preliminary information, the Company expects to announce revenues for the second quarter of 2005 of approximately $25 million, which would make it the highest quarterly revenue announced since the first quarter of 2000. The Company also expects to be profitable and report positive operating cash flow for the quarter. The results are unaudited and preliminary, and the final results could differ from the results described herein.

The Company also announced that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) has reversed the prior decision of the Nasdaq Listing Qualifications Panel (the “Panel”) to grant the Company additional time to file its Form 10-K for the fiscal year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. In reversing the Panel’s prior decision, the Listing Council has instructed the Panel to delist the Company’s stock from the Nasdaq National Market effective as of the opening of the market on Thursday, July 7, 2005.

“We are disappointed by the Listing Council’s election to reverse the Panel’s decision,” said Larry Blackwell, chief executive officer of the Company, “However, we are excited about the preliminary results for the second quarter of 2005 and by the continued strong performance of Datastream 7i. We are pleased to have the restatement completed, and we anticipate completing our SEC filings and getting this process behind us.”

The Company expects to file its 2004 10-K and Form 10-Qs for the first and second quarters of 2005 in the third quarter of 2005. When the Company is current with its filings, it intends to seek re-listing with the Nasdaq National Market. There are currently no disputes with the Company’s independent auditors.

The Company expects that quotations for its common stock will appear in the National Daily Quotations Journal, often referred to as the “Pink Sheets,” where subscribing dealers can submit bid and ask prices on a daily basis. The Company’s common stock is not currently eligible to trade on the OTC Bulletin Board because, as described above, the Company is not current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

About Datastream Systems, Inc.

Datastream provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream’s solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

DATASTREAM RECEIVES NONCOMPLIANCE NOTIFICATION FROM NASDAQ

By using Datastream’s solutions, customers can maintain and manage capital assets — such as manufacturing equipment, vehicle fleets and buildings — and create analyses and forecasts so they can take action to improve future performance. Datastream’s flagship product, Datastream 7i™, delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit http://www.datastream.net.

###

This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: there can be no assurance that the Company’s common stock will be eligible for trading or quotation on the Pink Sheets, the OTC Bulletin Board or any alternative exchange or market; unless and until the Company’s common stock is quoted on an alternative exchange, the Company’s common stock will be difficult to trade and its value may decline substantially; the Company could experience further delays in completing and filing its 2004 Form 10-K, Form 10-Q for the quarter ended March 31, 2005 and Form 10-Q for the quarter ended June 30, 2005; even if the Company regains compliance with its filing requirements under the Exchange Act, there can be no assurance that the Company will satisfy the standards for listing on Nasdaq or that Nasdaq will allow the Company’s common stock to be relisted; the financial results disclosed herein have not been audited or reviewed by the Company’s auditors and such results may change as a result of the review; with respect to the Company’s review of its internal controls, the Company expects that it will have material weaknesses at December 31, 2004 related to the control deficiencies identified during the restatement period and the Company cannot be certain that it or its independent registered public accounting firm will be able to assess the Company’s other internal controls were otherwise working effectively at December 31, 2004; increasing competition in the markets in which the Company competes; the stability of the Company’s strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet- based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream’s SEC reports, including, but not limited to the “Risk Factors” contained in Datastream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and in Datastream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

###